                                                                   EXHIBIT 11.1

               HIGHLANDS INSURANCE GROUP, INC. AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE

             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

                 (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                       1996      1995     1994
                                                      -------  --------  ------
EARNINGS:
Primary:
Net income (loss), as reported....................... $(5,343) (120,742)  2,283
After tax investment earnings applicable to common
 stock warrants and outstanding stock options (based
 on treasury stock method)...........................      --        --      --
                                                      -------  --------  ------
    Net income, as adjusted.......................... $(5,343) (120,742)  2,283
                                                      =======  ========  ======
Fully diluted:
    Net income (loss), as reported...................  (5,343) (120,742)  2,283
After tax investment earnings applicable to common
 stock warrants and outstanding stock options (based
 on treasury stock method)...........................      --        --      --
After tax debt expense applicable to convertible
 subordinated debentures.............................      --        --      --
                                                      -------  --------  ------
    Net income (loss), as adjusted................... $(5,343) (120,742)  2,283
                                                      =======  ========  ======
SHARES:
Primary:
Number of common shares issued and outstanding, per
 consolidated financial statements...................  11,448    11,448  11,448
Additional dilutive effect of:
  Common stock warrants and outstanding stock options
   (based on treasury stock method)..................      --        --      --
                                                      -------  --------  ------
    Weighted average, as adjusted....................  11,448    11,448  11,448
                                                      =======  ========  ======
Fully diluted:
Weighted average number of common shares issued and
 outstanding, per consolidated financial statements..  11,448    11,448  11,448
Additional dilutive effect of:
  Common stock warrants and outstanding stock options
   (based on treasury stock method)..................      --        --      --
  Common stock shares upon conversion of convertible
   subordinated debentures...........................      --        --      --
                                                      -------  --------  ------
    Weighted average, as adjusted....................  11,448    11,448  11,448
                                                      =======  ========  ======
EARNINGS (LOSS) PER COMMON SHARE:
  Primary............................................ $  (.47)   (10.55)    .20
  Fully diluted...................................... $  (.47)   (10.55)    .20

  Common stock warrants and stock options are considered to be antidilutive for the period ended December 31, 1996. Earnings (loss) per share for 1996, 1995 and 1994 has been computed based upon 11,448,208 shares of Company Common Stock distributed on January 23, 1996.